EXHIBIT 23.2

             Consent of Independent Certified Public Accountants
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                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Texas Regional Bancshares, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Texas Regional Bancshares, Inc. of our report dated January 30, 1998, except as to Note 19, which is as of February 19, 1998, relating to the consolidated balance sheets of Texas Regional Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Texas Regional Bancshares, Inc.

Additionally, we consent to incorporation by reference by Texas Regional Bancshares, Inc. of our report dated May 8, 1998, relating to the statement of net assets available for plan benefits of Texas Regional Bancshares, Inc. Employee Stock Ownerership Plan (with 401(k) provisions) as of December 31, 1997, the related statement of changes in net assets available for plan benefits for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of Texas Regional Bancshares, Inc. Employee Stock Ownership Plan (with 401(k) provisions).

                                             /s/KPMG PEAT MARWICK LLP
                                                KPMG PEAT MARWICK LLP

Houston, Texas
June 25, 1998